Exhibit 10.12

AMBER ROAD, INC.

2012 Omnibus Incentive Compensation Plan

Stock Option Award Certificate

This Stock Option Award Certificate (the “Award Certificate”) memorializes the grant by AMBER ROAD, INC. a Delaware corporation (the “Company”), to [                    ] (“Grantee”) of an option (the “Option”) to purchase all or any part of the number of Shares of Common Stock of the Company indicated below (the “Underlying Shares,” with such Shares once issued being referred to herein as “Option Shares”) at the Exercise Price per share indicated.

Number of Shares Underlying Options (“Underlying Shares”):	[ ]

Grant Date:	[ ]

Term:	10 years from Grant Date

Exercise Price/Share:	[$ ]

1.	General. This Option has been granted pursuant to the terms of the Amber Road, Inc. 2012 Omnibus Incentive Compensation Plan (the “Plan”). All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Award Certificate but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Options, the Grantee hereby agrees to be bound by all of the terms and provisions of the Plan, the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Committee made from time to time.

2.	Vesting and Exercisability. Subject to such further limitations as are provided in the Plan and Section 2 of this Award Certificate, the Option shall become vested and exercisable according to the following vesting schedule: [ %] of the Option shall vest and become exercisable on the 1st anniversary of [this Agreement][Grantee’s service commencement date] which is [ ], and additional [ %] of the Option shall vest and become exercisable at the end of each three-month period thereafter.

3.	[Accelerated Vesting Due to Change of Control.

The Options granted hereunder shall immediately vest and become fully exercisable immediately consummation of a Change in Control (as herein defined) of the Company,

For purposes of this Section, a “Change in Control” of the Company shall occur on:

(i)	the date that any one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (as determined in accordance with Section 1.409A-3(i)(5)(vii) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”)), or

(ii)	the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company (including by way of merger, consolidation or otherwise) that, together with stock of the Company previously held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company (as determined in accordance with Treasury Section 1.409A-3(i)(5)(v)).

Notwithstanding the foregoing, a Change in Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise) or for reincorporation purposes.]

4.	Exercise of Option. During the Term of this Option (or prior to such earlier date provided in Section 5 below), the Grantee may exercise this Option to the extent then vested and exercisable by delivering a written Option exercise notice to the Corporate Secretary of the Company on the form attached hereto as Exhibit I or such other form as may be approved or provided by the Committee along with full payment of the Exercise Price (in any manner permitted under Section 6.5(a) through (e) of the Plan) and, if applicable, the amount needed to satisfy applicable tax withholding requirements in accordance with Section 7 below. The exercise notice shall indicate the Grantee’s election to purchase some or all of the Underlying Shares with respect to which this Option is vested and exercisable at the time of such notice. The Option may not be exercised for any fractional shares.

5.	Termination of Affiliation. Except as the Committee may otherwise expressly provide, or as may otherwise be expressly provided in any agreement between the Company and the Grantee, if the Grantee has a Termination of Affiliation with the Company and all of its Affiliates, the period within which the Grantee may exercise this Option may be subject to earlier termination as set forth below:

(a) Termination of Affiliation Due to Death or Disability. If the Grantee’s Termination of Affiliation occurs by reason of such Grantee’s death or Disability, this Option may be exercised, to the extent exercisable on the date of such termination, by the Grantee or by the Grantee’s legal representative or legatee for a period of twelve (12) months from the date of such termination or until the expiration of the Term of this Option, if earlier.

(b) Termination for Cause. If the Grantee has a Termination of Affiliation for Cause, all Options (unvested and vested) shall terminate immediately.

For purposes of this Award Certificate, “Cause” means conduct by the Grantee that materially and adversely affects the best interests of the Company or any of its Affiliates such as to make it unreasonable to expect the Company to continue to retain the services of the Grantee or which is likely to bring the Company into disrepute, in each case in the reasonable opinion of the Board, including, without limitation:

(i)	the conviction of a felony or a crime of the third degree;

(ii)	the commission or attempted commission of any act of willful misconduct or dishonesty or malfeasance;

(iii)	the material or persistent failure to perform or gross negligence in the performance by the Grantee of his or her duties to the Company or any Affiliate; or

(iv)	the violation or attempted violation of any provision of any consulting, confidentiality or other agreement between the Company and the Grantee;

provided, however, that if the term “Cause” is defined in a consulting agreement or other agreement between Grantee and the Company, then as to Grantee, such definition of “Cause” shall govern for purposes of this Award Certificate.

(c) Other Termination. If the Grantee’s Termination of Affiliation occurs for any reason other than death or Disability or Cause, this Option may be exercised, to the extent exercisable on the date of such termination, by the Grantee for a period of ninety (90) days from the date of termination or until the expiration of the Term of this Option, if earlier.

(d) Treatment of Unvested Options on Termination of Affiliation. Except as provided in Section 3, any portion of this Option that is not exercisable on the date of the Grantee’s Termination of Affiliation for any reason shall terminate immediately and be null and void and of no further force and effect, unless the Committee exercises its discretion within thirty (30) days after the Grantee’s Termination of Affiliation to accelerate the vesting and cause all or any portion of such unvested Options to become exercisable following the Grantee’s Termination of Affiliation.

6.	Status of Option. This Option is not intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Code.

7.	Tax Withholding. Upon exercise of any Options hereunder (a “Taxable Event”), the Grantee must remit or, in appropriate cases, agree to remit when due, the minimum amount necessary for the Company to satisfy all of its federal, state and local withholding (including FICA) tax requirements, if any, relating to such Taxable Event. The Committee may require the Grantee to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (i) a cash payment; (ii) delivering to the Company unencumbered Shares of Common Stock having a Fair Market Value equal to the amount of the withholding obligation, (iii) authorizing the Company to withhold from the Option Shares purchased upon exercise of this Option a number of Shares of Common Stock having a Fair Market Value equal to the amount of the withholding obligation; or (iv) withholding from compensation otherwise payable to the Grantee. The Company will not deliver to the Grantee certificates for any Shares of Common Stock otherwise deliverable to the Grantee as a result of the exercise of this Option unless the Grantee remits (or in appropriate cases agrees to remit) all withholding tax requirements relating to the Taxable Event.

8.	Miscellaneous.

(a) Adjustments. The number of Underlying Shares and the Exercise Price shall be appropriately adjusted, in order to prevent dilution or enlargement of Grantee’s rights with respect to this Option to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 4.2(a) of the Plan. Any such adjustment shall be made in accordance with Section 4.2(a) of the Plan.

(b) Binding Agreement; Written Amendments. This Award Certificate shall be binding upon the heirs, executors, administrators and successors of the Grantee and the Company. No amendment or alteration of this Award Certificate which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Award Certificate which may materially impair the rights of the Grantee with respect to the Options granted hereunder shall be valid unless expressed in a written instrument executed by the Grantee.

(c) No Promise of Service. The Options granted hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue as an employee of, non-employee consultant to, or Non-Employee Director of the Company or any Affiliate for any period of time, or at any particular rate of compensation.

(d) Governing Law. The validity, construction, and effect of this Award Certificate shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(e) Shareholder Rights. The Grantee shall not have any rights with respect to any Shares (including voting rights) underlying the Options granted herein prior to the exercise of this Option and purchase of Option Shares in accordance with the provisions herein.

IN WITNESS WHEREOF, AMBER ROAD, INC. has caused this Award Certificate to be executed by its officer thereunto duly authorized.

AMBER ROAD, INC.

By:
James W. Preuninger,
Chief Executive Officer

Exhibit I

Amber Road, Inc.

One Meadowlands Plaza

East Rutherford, New Jersey 07073

Re:	Exercise of Stock Option

Corporate Secretary:

Re:	Option Being Exercised:	Date of Grant:

		Exercise Price:	$

Number of Shares of
Common Stock Being Purchased:

Total Exercise Price:

I hereby notify you of my intention to purchase pursuant to the above-captioned Option the number of Shares I have designated above, effective on the date of your receipt of this Notice.

Payment of Exercise Price

Payment of the exercise price is being made by one or more of:

☐	Cash or negotiable personal check enclosed in the amount of

☐	Electronic funds transfer to the Company’s account number in the amount of $

☐	The tender of Shares having a Fair Market Value of $ on the effective date of this exercise, by enclosed duly executed stock transfer powers

☐	Cashless exercise through my account # with the brokerage firm of by duplicate copy of this Notice sent to such firm

Authority to Exercise

I certify that I am either the person to whom the Option was originally granted, or that evidence of my authority to exercise such Option is enclosed.

Dated:	Signature of Grantee: